RESIGNATION

I, Brian D. Wolff, hereby resign from my director position that I hold with Outsiders Entertainment, Inc. and any of its direct or indirect subsidiaries, effective immediately.

/s/ Brian D. Wolff
Brian D. Wolff

Dated: August 28, 2007